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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
        PURSUANT TO RULES 13d-1(b), (c) AND (d) AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 10 )1
                                            ----


                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Series C Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  887 364 30 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


                 [X]    Rule 13d-1(b)

                 [ ]    Rule 13d-(c)

                 [ ]    Rule 13d-1(d)


--------------------------


         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   Page 1 of 5
                                                             SEC 1745 (02-06-98)
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    CUSIP No. 887 364 30 5          13G             Page  2  Of  5  Pages
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-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Times Mirror Employee Stock Ownership Trust

-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
          Not Applicable.
-------------------------------------------------------------------------------
   3.     SEC USE ONLY


-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA

-------------------------------------------------------------------------------

                        5.     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     1,506,656
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               1,506,656
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,506,656
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          Not Applicable.
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.97%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*
          EP (EMPLOYEE BENEFIT PLAN)
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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    CUSIP No. 887 364 30 5          13G             Page  3  Of  5  Pages
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Item 1.(a)      Name of Issuer:

                           The Times Mirror Company

       (b)      Address of Issuer's Principal Executive Offices:

                           Times Mirror Square, Los Angeles, California 90053

Item 2.(a)      Name of Person Filing:

                           The Times Mirror Employee Stock Ownership Trust

       (b)      Address of Principal Business Office:

                           Times Mirror Square, Los Angeles, California 90053

       (c)      Citizenship:

                           California

       (d)      Title and Class of Securities:

                           Series C Common Stock

       (e)      CUSIP No.:

                           887 364 30 5

Item 3. If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is an:

                (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(i)(ii)(F)

Item 4.         Ownership:

       (a)      Amount Beneficially Owned:

                1,506,656 shares of Series C Common Stock in The Times Mirror Employee Stock Ownership Plan allocated and unallocated accounts as of December 31, 1998.

       (b)      Percent of Class:

                5.97%

       (c)      Number of shares as to which such person has:

                (i)       sole power to vote or to direct the vote:

                                    0

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    CUSIP No. 887 364 30 5          13G             Page  4  Of  5  Pages
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                (ii) shared power to vote or to direct the vote:

                                  1,506,656

                (iii) sole power to dispose or to direct the disposition of:

                                  0

                (iv) shared power to dispose or to direct the disposition of:

                                  1,506,656

Item 5.         Ownership of Five Percent or Less of a Class:

                         Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:

                         The Times Mirror Employee Stock Ownership Trust holds shares for the benefit of its participants.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                         Not Applicable.

Item 8.         Identification and Classification of Members of the Group:

                         Not Applicable.

Item 9.         Notice of Dissolution of Group:

                         Not Applicable.

Item 10.        Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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    CUSIP No. 887 364 30 5          13G             Page  5  Of  5  Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth this statement is true, complete and correct.




                                                THE TIMES MIRROR EMPLOYEE
                                                STOCK OWERNERSHIP TRUST



Date:  February 11, 1999                        By:   /s/ CLARE SULLIVAN
                                                      --------------------------
                                                      Clare Sullivan
                                                      Defined Contribution Plan
                                                      Consultant